Exhibit 99.1

Dividend Capital Trust Enters Chicago and Houston Markets with $19.4 million of Property Acquisitions

DENVER, Oct. 29 /PRNewswire/ — Dividend Capital Trust announced today $19.4 million of acquisitions of high quality industrial properties in the Chicago and Houston markets. The purchases represent the company’s initial acquisitions in these markets. The properties are 100% leased to credit tenants for an average term of more than seven years.

Dividend Capital closed the acquisition of a 222,122-square-foot Class A distribution facility in the Mallard Lake Distributions Center, a business park in Hanover Park, Illinois, a Chicago submarket. Dividend Capital purchased the building from an investment fund affiliated with the Opus Group of Companies, a leading national developer of industrial properties that developed Mallard Lake during 1999. The facility is fully leased to Iron Mountain Inc. (NYSE: IRM), an international information storage, management and protection services company. Iron Mountain reported 2002 revenues of $1.32 billion.

Hanover Park is strategically located near downtown Chicago, O’Hare International Airport and major highways. The local market has roughly 80 million square feet of industrial space and offers limited land for additional development.

In a separate transaction, Dividend Capital signed a binding contract with another investment fund affiliated with Opus to acquire an 189,467-square-foot Class A industrial distribution building in the West by Northwest Business Center. The property is in Houston’s ‘Northwest’ submarket and features easy access to numerous highways and Houston Intercontinental Airport. Opus developed West by Northwest during 1997.

The Houston property is fully leased to Inventec Electronics Corp, USA., the American subsidiary of Inventec Corp., a Taiwanese designer and manufacturer of technology products, including computers, handhelds and servers. Inventec Corp. had revenues of more than $2 billion in 2002 and has guaranteed Inventec USA’s lease.

“We are excited about entering these two key markets and, after our recent purchase in Rancho Cucamonga, California, about our growing relationship with Opus,” Dividend Capital Chairman Tom Wattles commented. “Dividend Capital aims to become a larger presence in Chicago and Houston, and we look forward to working together with Opus again.”

Dividend Capital previously announced the $10 million purchase of a 201,793-square-foot fully leased distribution facility in the Rancho Technology Park, a master planned business park in Rancho Cucamonga, California. Opus developed that property during 2002.

Dividend Capital Trust is a Denver-based real estate investment trust currently assembling a national portfolio of high quality industrial real estate. The company’s strategy is to build portfolios of critical mass in the country’s most dynamic industrial markets. Dividend Capital expects to grow through its acquisition strategy and through strategic alliances with leading developers.

For additional information on Dividend Capital and to see a prospectus, please visit our web site at http://www.dividendcapital.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust’s filings with the Securities and Exchange Commission.

For Immediate Release	Contact:
October 29, 2003	Dividend Capital / 303-228-2200
www.dividendcapital.com